                                    EXHIBIT 2.3

                   AMENDED AND RESTATED STOCK PURCHASE AGREEMENT


     THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT ("AGREEMENT"), is entered into this ___ day of March, 1999 ("EFFECTIVE DATE"), by and among ABB Industrial Systems, Inc., an Ohio corporation, ("ABB"), Flow International Corporation, a Washington corporation ("BUYER") and ABB Autoclave Systems Inc., a Delaware corporation ("COMPANY").

                                       RECITALS

     A. Company is a joint venture formed pursuant to a joint venture agreement dated September 30, 1986 by ABB and Autoclave Engineers, a division of Snap-Tite Inc., a Delaware corporation ("AUTOCLAVE").

     B. ABB wishes to sell and Buyer wishes to buy the ABB Shares, as defined below, pursuant to the terms and conditions set forth herein.

     C. The parties entered into a Stock Purchase Agreement dated March 15, 1999 together with the Stock Purchase Agreement by and among Asea Brown Boveri AB, a Swedish company and Gigantissimo 2131 AB under change of name to Flow International FPS AB, a Swedish company with respect to the issued and outstanding stock of ABB Pressure Systems AB, a Swedish company with the registration number 556064-1770 which provided pursuant to Section 7.16 that the parties would negotiate in good faith such other agreements to incorporate the changes resulting from the acquisition of certain intellectual property rights.

     INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, Buyer, Company, and ABB hereby agree as follows:

                                     ARTICLE I

                               PURCHASE OF ABB SHARES


     1.1 PURCHASE OF SHARES. In consideration for the sale, assignment and transfer of the ABB Shares, as defined herein, and the representations and warranties contained herein, Buyer agrees to pay to ABB the aggregate amount of One Million Eight Hundred Fifty-Seven Thousand Five Hundred US Dollars (US$1,857,500) ("PURCHASE PRICE").

     1.2 CLOSING AND EFFECTIVE DATE. The Closing shall take place on March 31, 1999 (the "CLOSING DATE" or "CLOSING"), at the offices of Asea Brown Boveri AB in Vasteras, Sweden, unless another date or place is agreed to in writing by the parties hereto.


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

     1.3 CONDITION PRECEDENT TO CLOSING. The respective obligation of each party to effect the transaction contained herein shall be subject to the closings of the transactions set forth in the Transaction Agreements, as defined below.

     1.4 DELIVERY OF CERTIFICATES. At the Closing, ABB shall surrender such all certificates representing the ABB Shares to Buyer, together with duly executed stock powers endorsed in blank to effect a transfer of such ABB Shares.

     1.5  CLOSING DATE DELIVERIES.

     (a) On the Closing Date, Company and ABB shall deliver to Buyer the following validly executed instruments:

          (i) Certified copy of resolutions of the Boards of Directors of Company and ABB authorizing the execution and performance of this Agreement and the transaction contemplated herein;

          (ii) Officer's Certificate of Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying that no amendments have been made to the Charter Documents, as defined below, of Company since a specified date;

          (iii) Resignations of the members of the Board of Directors and officers of Company appointed by ABB; and

          (iv) Such other instruments or documents necessary to consummate this Agreement, all satisfactory in form and substance to Buyer.

     (b) On the Closing Date, Buyer shall deliver to ABB and Company the following validly executed instruments:

          (i) One Million Eight Hundred Fifty-Seven Thousand Five Hundred US Dollars (US$1,857,500) payable to ABB by wire transfer of immediately available funds;

          (ii) Certified copy of resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the transaction contemplated herein; and

          (iii) Such other instruments or documents necessary to consummate this Agreement, all satisfactory in form and substance to Buyer.


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

                                     ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF COMPANY AND ABB

     Company and ABB, jointly and severally, represent and warrant to Buyer as follows:

     2.1 ORGANIZATION, STANDING, AND POWER. Company is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Company has all requisite power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified, validly existing and in good standing (in such jurisdictions in which good standing is applicable) to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of Company. As used in this Agreement, "BUSINESS CONDITION" with respect to any entity shall mean the business, financial condition, results of operations or assets. Company has no subsidiary. Company has delivered to Buyer complete and correct copies of the articles, certificate, bylaws, and/or other primary charter and organizational documents ("CHARTER DOCUMENTS") of Company, in each case, as amended to the date hereof.

     2.2  CAPITAL STRUCTURE.

     (a) The authorized capital stock of Company consists of: 3,000 shares of Class A Common Stock, $1.00 par value of which 51 shares are issued and outstanding, all of which shares are held by ABB; 3,000 shares of Class B Common Stock, $1.00 par value of which 49 shares are issued and outstanding, all of which shares are held by Autoclave; 4,000 shares of Class C Common Stock, $1.00 par value of which 100 shares are issued and outstanding, 49 shares of which are held by ABB and 51 shares of which are held by Autoclave (together "COMPANY SHARES"). All of the issued and outstanding Company Shares held by ABB are the "ABB SHARES". There is no preferred stock of Company. All Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with applicable securities laws and regulations. ABB is the lawful and beneficial owner of all of the ABB Shares and has valid title thereto, free and clear of all liens and encumbrances (other than restrictions under securities laws), of every kind.

     (b) All outstanding Company Shares are not subject to any preemptive rights, or to any agreement to which Company is a party or by which Company may be bound. There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which Company is a party or by which Company may be bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company, or obligating Company to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right. Company does not have outstanding any bonds, debentures, notes, or other indebtedness the holders of which, (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of Company Shares on any matter, or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

     2.3 AUTHORITY. Company and ABB have, or shall have prior to the Closing, all requisite corporate power and authority to enter into this Agreement and, subject to the


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Company's Required Statutory Approvals, to consummate the transactions contemplated hereby. As used in this Agreement "COMPANY'S REQUIRED STATUTORY APPROVALS" means such filings, authorizations, orders and approvals as may be required under federal or foreign laws, or securities laws. The execution and delivery by Company and ABB of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and ABB, including the approval of the Board of Directors and sole shareholder of Company. This Agreement has been duly executed and delivered by Company and ABB and constitutes a valid and binding obligation of Company and ABB enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally and (ii) general equitable principles, including the availability of specific performance, injunctive relief and other equitable remedies.

                                    ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Company and ABB as follows:

     3.1 ORGANIZATION; STANDING AND POWER. Buyer is a corporation duly organized, and validly existing under the laws of the state of Washington, has all requisite power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure so to qualify would have a material adverse effect on the Business Condition of Buyer.

     3.2 AUTHORITY. Buyer has, or shall have prior to the Closing, all requisite corporate power and authority to enter into this Agreement and, subject to the Buyer's Required Statutory Approvals, to consummate the transactions contemplated hereby. As used in this Agreement "BUYER'S REQUIRED STATUTORY APPROVALS" means such filings, authorizations, orders and approvals as may be required under federal or foreign laws, or securities laws. The execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer including the approval of the Board of Directors of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except that such enforceability may be subject to
(i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally and (ii) general equitable principles, including the availability of specific performance, injunctive relief and other equitable remedies.

                                      ARTICLE IV

                                  INDEMNIFICATION

     4.1 INDEMNIFICATION BY ABB. Subject to Sections 4.4 and 4.5, ABB shall defend, indemnify, and hold Buyer and its employees, officers, directors, and agents harmless from and


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against, and reimburse Buyer with respect to, any and all direct and actual losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys' fees) of any kind, net of any insurance proceeds, but excluding all indirect and/or consequential damages of any kind, e.g. loss of profit and loss of production costs connected with interruption of operations ("LOSSES") incurred by Buyer, or Company or its employees, officers, directors and agents by reason of or arising out of or in connection with any breach, or any third party claim that if true, would constitute a breach, by ABB of any representation or warranty of ABB contained in this Agreement. ABB shall not make any claim against Company, its employees, officers, directors and agents after the Closing Date for any breach of representation or warranty of ABB contained in this Agreement or seek contribution or indemnification from Company, its employees, officers, directors and agents with respect to any such breach.

     4.2 INDEMNIFICATION BY BUYER. Subject to Sections 4.4 and 4.5, Buyer shall defend, indemnify, and hold ABB and its employees, officers, directors, and agents harmless from and against, and reimburse ABB with respect to, any and all Losses incurred by ABB by reason of or arising out of or in connection with any breach, or any third party claim that if true, would constitute a breach by Buyer of any representation or warranty of Buyer contained in this Agreement.

     4.3 NOTICE. If any action, suit or proceeding shall be commenced against, or any written claim or demand be asserted against any party claiming indemnification under this Section 4 ("INDEMNIFIED PARTY") in respect of which it proposes to demand indemnification hereunder, the Indemnified Party shall promptly send written notice to the indemnifying party (the "INDEMNIFYING PARTY") to that effect and shall consult in good faith with the Indemnifying Party with respect thereto. Subject to the Indemnified Party's right to participate at its own expense, the defense and settlement of any such action, suit or proceeding shall be under the sole direction and control of the Indemnifying Party, who shall reasonably proceed in good faith at all times; provided that the control by the Indemnifying Party of the defense of any such action, suit or proceeding shall not delay the timely defense thereof; and provided, further, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement which includes any term which shall require any act or forbearance on the part of the Indemnified Party and which does not unconditionally release the Indemnified Party from all liability in respect of such claim, action or proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

     4.4 TIME LIMIT. The provisions of this Article IV shall apply only to Losses that are incurred or relate to asserted claims, demands, or liabilities for which a Claim Notice is given within eighteen (18) months of the Closing Date; after which time ABB shall have no liability whateverkind whether for breach of any representation, warranty or covenant or other provision herein, provided, however, that the indemnification obligations for such claims for which a Claim Notice is given within the time period set forth above shall continue until the final resolution of each such claim. A CLAIM NOTICE means a written notice in reasonable detail of the facts and circumstances that form the basis of an indemnification claim hereunder and setting


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forth an estimated amount of the potential Losses, if possible, and the sections of this Agreement upon which the claim for indemnification for such Losses is based.

     4.5 LIMITATIONS. Except for any Losses related to or arising from breaches of any representations or warranties regarding accounts receivable or taxes, ABB's covenant regarding product liability claims coverage contained in the Amended and Restated Stock Purchase Agreement by and among Asea Brown Boveri AB, a Swedish company and Gigantissimo 2131 AB under change of name to Flow International FPS AB, a Swedish company with respect to the issued and outstanding stock of ABB Pressure Systems AB, a Swedish company with the registration number 556064-1770, (the "PRESSURE SYSTEMS STOCK PURCHASE AGREEMENT"), and any Losses with respect to any Flakt Contact Claims, as defined in the Pressure Systems Stock Purchase Agreement, none of which shall be subject to any Threshold Amount, the indemnified party shall be entitled to indemnification only if the total aggregate Losses under the Transaction Agreements exceed Two Hundred Fifteen Thousand US Dollars (US$215,000) (the "THRESHOLD AMOUNT"). Once the Threshold Amount has been exceeded, the indemnified party shall be entitled to indemnification for all amounts above the Threshold Amount. Except for any Losses related to or arising from breaches of any representations or warranties regarding accounts receivable or taxes, ABB's covenant regarding product liability claims coverage contained in the Pressure Systems Stock Purchase Agreement, and any Losses with respect to any Flakt Contract Claims, none of which shall be subject to any limitation of liability, the total aggregate amount which the indemnified parties under the Transactions Agreements shall be entitled to be indemnified under the Transactions Agreement will not exceed the thirty percent (30%) of the aggregate purchase price pursuant to the Transaction Agreements. The sole remedy of Buyer and ABB for breaches of this Agreement shall be claims made in accordance with and subject to the limitations of this Article IV. This Agreement, the Pressure Systems Stock Purchase Agreement and the Asset Purchase Agreement by and among an ABB entity or entities which own the intellectual property rights used in ABB Pressure Systems AB's business and an entity to be designated or formed by Flow International Corporation together are the "TRANSACTION AGREEMENTS".

                                      ARTICLE V

                                 GENERAL PROVISIONS

     5.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement survive the Closing as provided herein.

     5.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given and served for all purposes when personally delivered or given by telex or machine-confirmed facsimile or three business days after a writing is deposited in the United States mail, first class postage or other charges prepaid and registered, return receipt requested, addressed as follows (or at such other address for a party as shall be specified by like notice):


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          (a)  if to Buyer:

               Flow International Corporation
               23500 - 64th Avenue South
               P.O. Box 97040
               Kent, WA 98032
               Attention:  General Counsel
               Phone:  (253) 850-3500
               Fax:  (253) 813-3280


               WITH A COPY TO:

               Preston Gates & Ellis LLP
               5000 Columbia Center
               701 Fifth Ave.
               Seattle, WA  98104-7078
               Attention: Robert S. Jaffe
               Phone:  (206) 623-7580
               Fax:  (206) 623-7022

          b)   if to ABB:

               Asea Brown Boveri AB
               Kopparbergsvagen 2, SE-721 83
               Vasteras, Sweden
               Attention:     General Counsel
               Phone:  011 46 21 13 70 20
               Fax:  011 46 21 18 12 06

               WITH A COPY TO:

               Ulf Jonsson
               Advokatfirman Sodermark
               Strandvagen 1
               Box 14055, SE 104 40
               Stockholm, Sweden
               Phone: 011 46 8 670 57 50
               Fax: 011 46 8 663 67 20

               AND WITH A COPY TO

               Eugene Madara
               General Counsel
               ABB Industrial Systems, Inc.
               501 Meritt 7
               P.O. Box 5308
               Norwalk, CT 06856-5308
               Phone: (203) 750-7666
               Fax: (203) 750-2400

     5.3 INTERPRETATION. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party.


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     5.4  COUNTERPARTS.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

     5.5  MISCELLANEOUS.  This Agreement and the documents referred to herein
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     5.6 TRANSACTIONAL EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each of Buyer, ABB and Company shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of its counsel, accountants and other experts.

     5.7 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of Sweden.

     5.8 ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled under the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce presently in force by three (3) arbitrators selected in accordance with said rules. The place of arbitration shall be Stockholm, Sweden and the law applicable to the arbitration procedure shall be determined by referring to the law of the place of arbitration. The English language shall be used throughout the arbitral proceedings.

     5.9 ADDITIONAL AGREEMENTS. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full title to all properties, assets, rights, approvals, immunities, and franchises, the proper officers and directors of each party to this Agreement shall take all such necessary action.


           (THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK)


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            SIGNATURE PAGE - AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

     IN WITNESS WHEREOF, Buyer, Company, and ABB have caused this Agreement to be executed by their respective and duly authorized officers, have duly executed this Agreement, all as of the date first written above.







 FLOW INTERNATIONAL CORPORATION                ABB INDUSTRIAL SYSTEMS, INC.


 By                                            By
   ------------------------------------          ------------------------------
      Ronald Tarrant, Chairman,                Its
 Chief Executive Officer and President           ------------------------------



                                               ABB AUTOCLAVE SYSTEMS INC.


                                               By
                                                 ------------------------------
                                                      Jerry Toops, President


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